Rule 424(b)(5)
Registration No. 333-58606

PRICING SUPPLEMENT NO. 1
Dated October 12, 2001
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To Prospectus Dated April 20, 2001 (the "Prospectus")
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WASHINGTON GAS LIGHT COMPANY
MEDIUM-TERM NOTES, SERIES F
DUE ONE YEAR OR MORE FROM DATE OF ISSUE

Principal Amount: $7,000,000

[X] Fixed Rate Note                                      [   ] Floating Rate Note
[X] Book Entry Note                                     [   ] Certificated Note

Issue Price (as a percentage of
principal amount):                                      100%

Original Issue Date:                                   October 17, 2001

Maturity Date:                                          October 17, 2011

Redemption:

[X] Optional Redemption:

Type:                    [X] Make-whole redemption
                                         Make-Whole Premium: 0.20%
                            [   ] Other Redemption
                                          Initial Redemption Price: _____
                                          Initial Redemption Date: _____
                                          Percentage amount by which Initial Redemption Price
                                          decreases each year: _____

[   ] Other Redemption
             Type: _________________________________
             Redemption price: ___________
             Redemption dates: Each payment date beginning ___________

Applicable Only to Fixed Rate Notes:

Interest Rate: 6.05%

Interest Payment Dates: March 15 and September 15

Applicable Only to Floating Rate Notes:

Base Rate:                                             Maximum Interest Rate: ___________
[   ] Commercial Paper Rate                  Minimum Interest Rate: ___________
[   ] Prime Rate                                      Interest Reset Dates: ___________
[   ] CD Rate                                         Interest Reset Period: ___________
[   ] Federal Funds Effective Rate           Interest Payment Dates: ___________
[   ] LIBOR                                           Interest Payment Period: ___________
[   ] Treasury Rate                                 Interest Determination Dates: ___________
[   ] Other Rate

Initial Interest Rate:             ___________
     Index Maturity:              ___________
Spread (plus or minus):       ___________
Spread Multiplier:               ___________

This Pricing Supplement relates to the original issuance and sale by Washington Gas Light Company of the $7,000,000 Medium-Term Notes, Series F, described herein through Salomon Smith Barney, as Agent.